                                                                                                         EXHIBIT 12
                            OHIO POWER COMPANY
      Computation of Consolidated Ratio of Earnings to Fixed Charges
                     (in thousands except ratio data)
                                                                                                           Twelve
                                                                                                           Months
                                                                   Year Ended December 31,                 Ended
                                                      1990        1991       1992       1993       1994    6/30/95
Fixed Charges:
  Interest on First Mortgage Bonds. . . . . . . .  $ 67,079    $ 71,765   $ 83,572   $ 74,121   $ 63,805   $ 63,631
  Interest on Other Long-term Debt. . . . . . . .    28,425      28,575     26,611     24,510     21,453     21,640
  Interest on Short-term Debt . . . . . . . . . .     4,943       5,973      2,711      1,122        992      1,714
  Miscellaneous Interest Charges. . . . . . . . .     3,177       3,237      2,800      2,958      5,140      6,463
  Estimated Interest Element in Lease Rentals . .    25,000      22,800     22,800     15,300     13,900     32,600
       Total Fixed Charges. . . . . . . . . . . .  $128,624    $132,350   $138,494   $118,011   $105,290   $126,048

Earnings:
  Net Income. . . . . . . . . . . . . . . . . . .  $179,990    $166,102   $160,553   $185,770   $162,626   $167,955
  Plus Federal Income Taxes . . . . . . . . . . .    72,816      78,480     75,783     64,244     74,822     80,204
  Plus State Income Taxes . . . . . . . . . . . .     2,771       1,898      1,082      2,626      3,375      3,142
  Plus Fixed Charges (as above) . . . . . . . . .   128,624     132,350    138,494    118,011    105,290    126,048
       Total Earnings . . . . . . . . . . . . . .  $384,201    $378,830   $375,912   $370,651   $346,113   $377,349

Ratio of Earnings to Fixed Charges. . . . . . . .      2.98        2.86       2.71       3.14       3.28       2.99